EXHIBIT 10.8

Document Confidential

Todd D. Sterck
435 Arizona Street
Gooding, Id 83330

Gentlemen:

The purpose of this letter is to confirm our understanding and agreement concerning the role of Todd D. Sterck (Todd) as President of Strategic Mining Corporation (SMC)

Commencement Date

This Agreement shall commence on the 1St day of July, 2010 for 1 year and may be extended, amended or revised by mutual consent as required.

Responsibilities

Todd shall have the following responsibilities as President of SMC:
● Review and coordination of all legal and accounting activities;
● Review and coordination of all regulatory activities;
● Review and coordination of all administrative activities including transfer agency requirements;
● Review and coordination of all operational activities in all areas of SMC operations;
● Review and coordination of all Public Relations activities including press releases;
● Review and coordination of the corporate web site;
● Routine site visits to all SMC operational areas of interest; and
● Any other activities as may be required by the company.

Remuneration

During this initial one (1) year period, SMC shall pay Todd a salary of $5000 per month.
SMC shall pay Todd Sterck options to acquire 500,000 common shares of SMC at a price of $.03. The expiration date of these options is 3 years of the date of this agreement.

Confidential Information

During the term of this Agreement and thereafter, and except as may be required during the course of the performance of services pursuant hereto, Todd will not divulge or appropriate to its own use or to the use of others any secret, confidential or proprietary information pertaining to the business of SMC or any affiliate of SMC (including, with limitation, trade secrets of SMC or any affiliate of SMC or any customer or supplier of SMC, business strategies or plans, existing or contemplated products or services of SMC or any affiliate of SMC or any customer or supplier of SMC , pricing, customer lists and marketing methods, plans or strategies, or any other confidential information which wither SMC or any affiliate of SMC or any customer or supplier of SMC may reasonably have or have had the right to protect by patent, copyright or by keeping it secret and confidential) obtained by Todd as a consequence of its affiliation, agreements or position with SMC. For purposes of this Agreement, the term secret, proprietary or confidential information does not include any information that is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by Todd). In addition, Consultant may disclose secret, proprietary and confidential information to the extent (i) Consultant is legally compelled to disclose such information, provided that Consultant shall promptly notify SMC of such request or requirement, if that notification can be made without violating the terms of such compelled disclosure and Consultant uses its reasonable efforts to obtain from the party to whom disclosure is made written assurance that confidential treatment will be accorded to such portion as is disclosed and (ii) such disclosure is required in any legal proceeding between Consultant and SMC in order for Todd to defend of pursue any claim in such proceeding. SMG acknowledges and agrees that the intent of this agreement is specifically for the consideration of work by Todd on behalf of SMC. SMC hereby acknowledges and agrees that this clause on confidentiality shall only cover data and assets owned by and developed by SMC. .

Notices

Wherever in this agreement it shall be required or permitted that notice be given or served by either party to whom it is given or sent by prepaid, registered mail, or by telegraph or telex, addressed as follows:

To SMC at.157 Adelaide Street West, suite 702, Toronto ONT M5H 3B8

To Todd at435 Arizona St. Gooding, ID 83330

And each such notice shall be deemed given on the date of delivery in the case of delivery, 3 days after mailing the case of mail and 12 hours after the time of transmission in the case of telex or telegraph. No notice may be given by mail during a real or apprehended mail strike in Canada. This address may be changed from time to time by either party by notice as above provided.

Liabilities

SMC covenants to exonerate Todd from all liabilities arising out of any federal, provincial or municipal statutes, by-laws or regulations that may apply to Todd, and all litigation, suits or damages awarded through all or any court decisions made against SMC for which a claim might otherwise be made against Todd.

Applicable Law

The Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming in force therein.

Entire Agreement and Waiver

This agreement constitutes all of the agreements between Todd and SMC pertaining to the subject-matter of it and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties to it and there are no warranties, representations or other agreements between the parties to it in connection with the subject-matter of it except as specifically set forth or referred to in this agreement. No supplement, modification. Waiver or termination of this agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

No waiver of any other provisions of this agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

IN WITNESS THEREOF, the parties have executed this agreement on the day and year first written above.

SIGNED, SEALED AND DELIVERED

Strategic Mining Corporation

Per:		By:
	Todd D. Sterck		Ian Lambert Director/Secretary